Ex-99(2)(n)(i)



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
           --------------------------------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 20, 2004, relating to the financial statements and financial highlights of The Gabelli Dividend & Income Trust which appear in the December 31, 2003 Annual Report to Shareholders of The Gabelli Dividend & Income Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in the Prospectus and Statement of Additional Information incorporated by reference in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
June 3, 2004